Exhibit 10(iii)(w)

AMENDMENT TO

WHIRLPOOL CORPORATION

PERFORMANCE EXCELLENCE PLAN

WHEREAS, Whirlpool Corporation (the “Company”) maintains the Whirlpool Corporation Performance Excellence Plan (the “Plan”) which is an annual incentive compensation Plan for eligible employees of the Company and its affiliates; and

WHEREAS, the Company reserved unto itself the right, pursuant to Section 11.3 of the Plan, to amend the Plan without notice to eligible employees; and

WHEREAS, the Company has previously delegated authority to the Senior Vice President of Human Resources of the Company the authority to amend the Plan and to do such other acts for and on behalf of the Company that in his judgment may appear necessary, appropriate or desirable to conform the Company’s nonqualified deferred compensation plans, programs and arrangements to the extent necessary to new legal requirements affecting those plans’ programs or arrangements, including but not limited to amendments to the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, the Plan is hereby amended effective January 1, 2005 as follows:

1. Section 1.2 of the Plan is amended by adding a new sentence at the end thereof to read as follows:

The Plan is not intended to provide for the deferral of compensation within the meaning of Code Section 409A and is intended to be exempt from Code Section 409A as providing for only short-term deferrals within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

2. Section 7.1(a) of the Plan is amended by adding a new phrase at the end of the last sentence thereof to read as follows:

provided however that in no event shall payment be made later than the 15th day of the third calendar month following the last day of the Company’s fiscal year to which the performance goals relate.

3. A new Section 7.1(c) is added to the Plan at the end of Section 7.1 to read as follows:

(c) Delay of Payments under Certain Circumstances. A payment may be delayed to a date after the designated payment date described in Section 7.1(a) under the circumstances described in this Section 7.1(c), provided that the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(1)

Payments Subject to Code Section 162(m). A payment may be delayed to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), provided that the payment is made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or during the period beginning with the date of the Participant’s separation from service and ending on the later of the last day of the taxable year of the Company in which the Participant separates from service or the 15th day of the third month following the Participant’s separation from service, and provided further that all scheduled payments to that Participant that could be delayed in accordance with Treasury Regulation Section 1.409A-2(b)(7)(i) are also delayed. Where the payment is delayed to a date on or after the Participant’s separation from service, the payment will be considered a payment upon a separation from service for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and, in the case of a specified employee (within the meaning of Code Section 409A), the date that is six months after the Participant’s separation from service is substituted for any reference to the Participant’s separation from service in the first sentence of this Section 7.1(c)(1). No election may be provided to the Participant with respect to the timing of the payment under this Section 7.1(c)(1).

(2)	Payments that would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(3)	Other Events and Conditions. The Company may delay a payment upon such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

4. Section 7.2 of the Plan is amended in its entirety to read as follows:

7.2	Deferral of Payments:

Notwithstanding the provisions of Section 7.1 describing the form and timing of payment of Awards granted pursuant to the Plan, a Participant who is eligible for and has elected to make deferrals of compensation under the terms of the Whirlpool Corporation Executive Deferred Compensation Plan II may defer payment of all or part of an Award granted pursuant to the Plan provided that the time and form of the election to defer and the payment of any portion of the Award so deferred shall be governed by the terms of the Whirlpool Corporation Executive Deferred Compensation Plan II.

5. A new Section 7.3 is added to the Plan immediately following Section 7.2 to read as follows:

7.3	Applications of Code Section 409A:

Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon the “separation from service” of a “specified employee” (as such terms are defined in Code Section 409A), then any such payment that otherwise would have been paid within six (6) months after the Participant’s separation from service, shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s separation from service, or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers on the 19th day of December, 2008.

Whirlpool Corporation

By:	/s/ David A. Binkley
David A. Binkley,
Senior Vice President
Global Human Resources

Attest:

By:	/s/ Robert J. LaForest
Robert J. LaForest,
Associate General Counsel and Assistant Secretary

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